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                                                                    EXHIBIT 99.6

  [FORM OF LETTER TO COMMON STOCKHOLDERS WHOSE ADDRESSES ARE OUTSIDE THE U.S.]

                      [LETTERHEAD OF HANOVER DIRECT, INC.]

                                                                  APRIL   , 1996

To Our Shareholders:

     Hanover Direct, Inc. is distributing to the holders of its outstanding Common Stock, at no cost, Rights to purchase additional shares of Common Stock
in a Rights Offering. Shareholders will receive .            Rights for each
share of Common Stock held by them as of the close of business on
  , 1996. Each whole right will entitle the holder thereof to a Subscription
Privilege to purchase one share of Common Stock at $[     ] per share.

     Subscription certificates will not be mailed to shareholders whose addresses are outside the United States. Instead, the Subscription Agent, American Stock Transfer & Trust Company, is holding on your behalf a
Subscription Certificate evidencing .             transferable Rights for each
share of Common Stock that you owned at the close of business on               ,
1996. Your Rights may be exercised, transferred or sold as explained more fully in the accompanying Instructions by instructing the Subscription Agent. If such instructions are not received by the Subscription Agent by 11:00 a.m., New York
City time, on               , 1996, your Rights will, if feasible, be sold, and
the net proceeds will be remitted to you, unless prohibited by applicable laws and regulations.

     Instructions to the Subscription Agent should be directed (1) if by mail, to American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New
York, New York 10005, or (2) if by telephone, to             at (212) 936-5100.

     Please act promptly if you choose to exercise, sell or otherwise dispose of your Rights. Please bear in mind that in order for the exercise of the Rights to be valid, the payment of the Subscription Price for the Rights being exercised
must be received no later than 5:00 p.m., New York City time, on             ,
            , 1996 and such payments by uncertified check must have cleared by such time.

     The enclosed Prospectus provides the details of the Rights Offering and important information concerning the Company and the Common Stock being offered. Please read it carefully.

     YOU ARE URGED TO ACT PROMPTLY. THE RIGHTS OFFERING AND THE RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON               , 1996.

                                          Very truly yours,

                                          RAKESH K. KAUL
                                          President and Chief Executive Officer